EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Range Resources Corporation:

We consent to the use of our report dated March 4, 2003, with respect to the consolidated balance sheet of Range Resources Corporation and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, stockholders’ equity, comprehensive income (loss) and cash flows for each of the years in the two-year period ended December 31, 2002, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-4 of Range Resources Corporation. Our report refers to a change in the Company’s method of accounting for derivative financial instruments and hedging activities in 2001.

/s/ KPMG LLP

Dallas, Texas
July 30, 2004